Exhibit 11

                             BNP U.S. FUNDING L.L.C.

                       Computation of net income per share
                      (in thousands, except per share data)

                                                                Twelve-month
                                                                period ended
                                                                December 31,
                                                                    1998
                                                                ------------

Net Income                                                      $   53,432
Less: Preferred Securities Dividend
Net Income Applicable to Common Securities                          38,690
                                                                 ---------
                                                                $   14,741
Securities:
Weighted Average Number of Common Securities                        53,011
Outstanding
Net Income per Common Security                                  $      278.10
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